EXHIBIT 99.1

August 14, 2008

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Another Quarter of Record Earnings

MIDLAND, TX - 8/14/08 -- Mexco Energy Corporation (AMEX: MXC) today reported net income of $538,789, or .29 per diluted share, for the quarter ending June 30, 2008, the Company’s first quarter of fiscal 2009, compared to net income of $34,806, or .02 per diluted share, for the same quarter of fiscal 2008, an increase of 1,448%.

Operating revenues in the first quarter of fiscal 2009 increased $829,003 or 97% to $1,679,320 from $850,317 for the first quarter of fiscal 2008. This was another record high quarter of revenues for the Company, breaking the last record set in the fourth quarter of fiscal 2008.

This is partially the result of revenues generated from oil and gas royalty interests which include the $1,850,000 royalty interest acquisition in the Barnett Shale gas field on December 31, 2007, the largest acquisition of a property in the Company’s history, as well as the additional Barnett Shale royalties purchased on June 6, 2008 for $429,000. For the three month period ending June 30, 2008, revenues from oil and gas royalty interests accounted for approximately 37% of the Company’s revenues, compared to approximately 24% for the same period ending June 30, 2007. These first quarter results do not reflect any income from Mexico's Steelhead #1 well in Loving County. The Company is currently in the process of acquiring a right-of-way and preparing to build a pipeline to enable production and sales of natural gas from this well.

Nicholas C. Taylor, President and CEO of Mexco Energy Corporation, said, "We are very pleased with the over fifteen times increase in net income due in large part to the significant increase in revenues from natural gas royalties.”

Thomas Graham, Jr., Chairman of the Board of Directors of the Company added, “A nearly fifteen fold increase in the Company’s earnings is remarkable but it is indicative of the Company’s ongoing and expanding asset acquisition program. We look for more of this in the future.”

The average sales price for the quarter ending June 30, 2008 was $11.38 per Mcfe compared to $7.46 per Mcfe for the quarter ending June 30, 2007, an increase of 52%. Oil production decreased 6% and gas production increased 40% during the first quarter of fiscal 2009 as compared to the first quarter of fiscal 2008.

The Company owns oil and gas properties in ten states, with the majority of its activity centered in West Texas. The Company plans to continue to focus its efforts to increase oil and natural gas reserves, through exploration and development as well as acquisition of royalties with significant development potential.

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	June 30,	March 31,
	2008	2008
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$220,713	$303,617
Accounts receivable:
Oil and gas sales	1,271,406	758,459
Trade	255,286	102,403
Related parties	1,834	12,659
Prepaid costs and expenses	48,846	22,062
Total current assets	1,798,085	1,199,200
Investment in GazTex, LLC	-	20,509
Property and equipment, at cost
Oil and gas properties, using the full cost method	24,578,655	23,941,483
Other	61,362	61,362
	24,640,017	24,002,845
Less accumulated depreciation, depletion and amortization	12,258,740	12,019,895
Property and equipment, net	12,381,277	11,982,950
	$14,179,362	$13,202,659

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	416,254	571,526
Long-term debt	2,275,000	2,600,000
Asset retirement obligation	381,901	374,789
Deferred income tax liability	1,227,413	1,196,280
Stockholders’ equity
Preferred stock - $1.00 par value;10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized;
1,948,866 and 1,841,366 shares issued;
1,864,866 and 1,757,366 shares outstanding as of
June 30, 2008 and March 31, 2008, respectively	974,433	920,683
Additional paid-in capital	5,207,460	4,381,269
Retained earnings	4,123,518	3,584,729
Treasury stock, at cost (84,000 shares)	(426,617)	(426,617)
Total stockholders’ equity	9,878,794	8,460,064
	$14,179,362	$13,202,659

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended June 30,
(Unaudited)

	2008	2007

Operating revenues:
Oil and gas	$1,672,587	$850,144
Other	6,733	173
Total operating revenues	1,679,320	850,317

Operating expenses:
Production	334,988	333,050
Accretion of asset retirement obligation	6,938	6,611
Depreciation, depletion and amortization	238,844	172,884
General and administrative	281,661	269,624
Total operating expenses	862,431	782,169

Income from operations	816,889	68,148

Other income (expense):
Interest income	336	338
Interest expense	(33,735)	(15,348)
Net other expense	(33,399)	(15,010)

Income before income taxes	783,490	53,138

Income tax expense:
Current	213,568	-
Deferred	31,133	18,332
	244,701	18,332

Net income	$538,789	$34,806

Earnings per common share:
Basic	$0.31	$0.02
Diluted	$0.29	0.02

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2008. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, President and Chief Executive Officer or Tammy L. McComic, Vice-President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.